Exhibit 99.1

First Horizon to settle key mortgage matter

MEMPHIS, Tenn. – First Tennessee Bank has reached an agreement in principle to settle a key outstanding matter related to the mortgage business the company sold in 2008.

First Tennessee, the regional bank for First Horizon National Corp. (NYSE: FHN), has an agreement in principle with the United States Department of Housing and Urban Development and the United States Department of Justice to settle certain potential claims related to First Tennessee’s underwriting and origination of FHA-insured mortgage loans from Jan. 1, 2006, through Dec. 31, 2008, which have gone to claim not later than Apr. 2, 2015.  Final legal resolution remains subject to negotiation and execution of a formal written settlement agreement satisfactory to all parties.

Under the agreement in principle First Tennessee has committed to make a cash payment of $212.5 million.  First Horizon previously reserved $50 million for this matter and expects to report a pre-tax expense of $162.5 million related to the agreement in principle in first quarter financial results. First Horizon plans to announce financial results for the first quarter on Apr. 17, 2015.

This is another major legal resolution as First Tennessee unwinds from the mortgage business the company sold in 2008.  In the past several years First Tennessee has resolved a number of other legal matters related to its former mortgage business, and has sold substantial amounts of nonstrategic mortgage loans and mortgage servicing.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Tennessee and First Horizon

First Tennessee is part of the First Horizon National Corp. (NYSE:FHN) family of companies. First Horizon’s 4,300 employees provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 27 FTN Financial offices in the U.S. and abroad. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has one of the highest customer retention rates of any bank in the country, and FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by Working Mother and American Banker magazines. More information is available at www.FirstHorizon.com.

CONTACT:	First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, Jack Bradley, (901) 523-4813